Exhibit 10.20

BARRETT BUSINESS SERVICES, INC.

SUMMARY OF COMPENSATION ARRANGEMENTS FOR

NON-EMPLOYEE DIRECTORS

As of April 1, 2011, compensation arrangements for non-employee directors of Barrett Business Services, Inc. (the “Company”), consist of (a) an annual retainer of $24,000 payable in cash in two equal installments on January 1 and July 1 and (b) stock options for 2,000 shares of Company common stock with an exercise price equal to fair market value at the date of grant (March 4, 2010), vesting in four equal annual installments beginning one year following the date of grant and expiring on March 4, 2020. Each non-employee director is expected to purchase Company common stock in the open market with 40% of his or her annual retainer.